UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2015

Ares Management, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36429 (Commission File Number)	80-0962035 (IRS Employer Identification No.)

2000 Avenue of the Stars, 12th Floor Los Angeles, CA	90067
(Address of principal executive offices)	(Zip Code)

(310) 201-4100

(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                           Regulation FD.

Ares Management, L.P. (the “Company” or “we”) is making this disclosure contemporaneous with our periodic update of information in our fund presentation materials and on our website. As previously announced in our press release on February 2, 2015, we will report our fourth quarter and full-year 2014 financial results prior to the opening of the New York Stock Exchange on Thursday, March 5, 2015.

As of December 31, 2014, AUM was approximately $82 billion, and pro forma for the previously announced acquisition of Energy Investors Funds (“EIF”), which closed on January 1, 2015, AUM was approximately $86 billion. As of December 31, 2014, fee-earning AUM was approximately $61 billion, or approximately $65 billion pro forma for the acquisition of EIF.

AUM by group as of December 31, 2014 was approximately $32 billion for the Tradable Credit Group, $29 billion for the Direct Lending Group, $10 billion for the Private Equity Group (and $14 billion pro forma for the EIF acquisition) and $11 billion for the Real Estate Group.

“AUM” refers to the assets we manage. For our funds other than collateralized loan obligations (“CLOs”), our AUM represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund-level including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). For our funds that are CLOs, our AUM represents subordinated notes (equity) plus all drawn and undrawn debt tranches.

“Fee earning AUM” refers to the AUM on which we directly or indirectly earn management fees. Fee earning AUM is equal to the sum of all the individual fee bases of our funds that contribute directly or indirectly to our management fees.

“Our funds” refers to the funds, alternative asset companies and other entities and accounts that are managed or co-managed by subsidiaries of Ares Management, L.P. It also includes funds managed by Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital Corporation (Nasdaq: ARCC), and a registered investment adviser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES MANAGEMENT, L.P.

	By:	Ares Management GP LLC, its general partner

Date: February 19, 2015	By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Executive Vice President, Chief Legal Officer & Secretary